SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):
January 26, 2007
United Bankshares, Inc.
(Exact name of registrant as specified in its charter)

West Virginia	No. 0-13322	55-0641179

(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation or organization)		Identification No.)
300 United Center
500 Virginia Street, East
Charleston, West Virginia 25301
(Address of Principal Executive Offices)
(304) 424-8800
(Registrant’s telephone number, including area code)
Not Applicable
(Former name or address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☑	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement
     After the close of business on January 26, 2007, United Bankshares, Inc. (“United”), entered into an Agreement and Plan of Reorganization (the “Agreement”) with Premier Community Bankshares, Inc. (“Premier”), a Virginia corporation headquartered in Winchester, Virginia.
     The Agreement provides that upon consummation of the Merger, each outstanding share of common stock of Premier will be converted into the right to receive either (i) 0.93 shares (“Exchange Ratio”) of United common stock, par value $2.50 per share (the “Stock Consideration”) or (ii) cash of $34.00 without interest or a combination thereof, subject to elections and allocation procedures set forth in the Agreement.
     Pursuant to the Agreement, at the effective time of the Merger, each outstanding option to purchase shares of Premier Common Stock under any and all plans of Premier shall vest pursuant to the terms thereof and shall be converted into an option to acquire, the number of shares of United Common Stock equal to (a) the number of shares of Premier Common Stock subject to the Premier Stock Option, multiplied by (b) the Exchange Ratio.
     At the effective time of the Merger, The Marathon Bank, Rockingham Heritage Bank and Premier Bank, wholly-owned subsidiaries of Premier, will merge with and into United Bank, a wholly-owned subsidiary of United (the “Bank Merger”). United will survive the Bank Merger and continue to exist as a Virginia banking corporation.
     Consummation of the Merger is subject to approval of the shareholders of Premier and the receipt of all required regulatory approvals, as well as other customary conditions. The Merger Agreement is attached hereto as Exhibit 2.1, which is incorporated herein by reference.

Item 8.01 Other Events
     On January 29, 2007, United issued a press release announcing the acquisition of Premier. A copy of the press release is attached hereto as Exhibit 99.1 and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits
(d) Exhibits
2.1	Agreement and Plan of Merger, dated as of January 26, 2007, by and between United Bankshares, Inc. and Premier Community Bankshares, Inc.

99.1	Press Release, dated January 29, 2007, issued by United Bankshares, Inc.

SIGNATURES
     Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

UNITED BANKSHARES, INC.

Date: January 29, 2007	By:	/s/ Steven E. Wilson

Steven E. Wilson, Executive Vice President, Treasurer, Secretary and Chief Financial Officer